OPKO HEALTH REPURCHASES APPROXIMATELY 2.4 MILLION SHARES

MIAMI, FL– June 21, 2011 – OPKO Health, Inc. (NYSE Amex: OPK) today announced that the Company repurchased approximately 2.4 million shares of its common stock for approximately $7.8 million, including commissions, from an early investor in Acuity Pharmaceuticals, the Company’s predecessor. The repurchase was funded with cash on hand.

About OPKO Health, Inc.

We are a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies. Our current focus is on conditions with major unmet medical needs including neurological disorders, infectious diseases, oncology and ophthalmologic diseases.

Contacts:
Steven D. Rubin
305 575-6015